Exhibit 2.3

Dated

November 29, 2016

Asset Purchase Agreement

between

The Sellers listed in schedule 1

and

Irene Acquisition Company B.V.

and

Batra Limited

A LIMITED LIABILITY PARTNERSHIP CityPoint, One Ropemaker Street | London EC2Y 9AW Tel: +44 20 7920 4000 | Fax: +44 20 7496 8500 www.mofo.com

1.	Interpretation	1
2.	Agreement to Sell and Purchase	7
3.	Purchase Price and Adjustment	8
4.	Condition Precedent	9
5.	Warranties	10
6.	Limitations on Claims	11
7.	Completion	11
8.	Apportionments	13
9.	Liabilities of the Sellers and the Buyer	15
10.	Value-added Tax and Stamp Duty	15
11.	The Employees	16
12.	Specific Indemnities	18
13.	The Contracts	19
14.	Capital Allowances Election	21
15.	Data Protection	21
16.	Confidentiality and Announcements	21
17.	Further Assurance and Wrong Pockets	21
18.	Assignment	22
19.	Entire Agreement	22
20.	Variation and Waiver	23
21.	Costs	23
22.	Notice	23
23.	Liability	25
24.	Severance	25
25.	Governing Law and Jurisdiction	25
Schedule 1 The Sellers		26
Schedule 2 Assets and Values		27
Schedule 3 Contracts		28
Schedule 4 Stock Valuation		31
Schedule 5 Pro-forma Stock Summary		35
Schedule 6 Completion and Post-Completion		37

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Schedule 7 The Employees	39
Schedule 8 The Leasehold Properties	43
Schedule 9 Warranties	44

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THIS AGREEMENT is dated 29 November 2016

PARTIES

(1)THE SELLERS listed in Schedule 1 (together the “Sellers”);

(2)IRENE ACQUISITION COMPANY B.V. incorporated and registered in the Netherlands with company number 67160921 whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands (the “Additional Warrantor”); and

(3)BATRA LIMITED incorporated and registered in England and Wales with company number 10352997 whose registered office is at Amba House, 2nd Floor Delson Suite, 15 College Road, Harrow, United Kingdom, HA1 1BA (the “Buyer”).

BACKGROUND

The Sellers have agreed to sell, or procure the sale of, and the Buyer has agreed to buy, the Assets, with a view to carrying on the Business as a going concern, on the terms of this agreement.

AGREED TERMS

1.Interpretation

1.1The following definitions and rules of interpretation in this clause apply in this agreement.

Additional Warrantor’s Solicitor: means Morrison & Foerster (UK) LLP.

Affiliate:  in relation to a body corporate, any subsidiary or holding company of such body corporate and any subsidiary of any such holding company for the time being.

Aged Inventory: Stock which has been owned by the Sellers for more than six (6) months as at 28 October 2016.

Aged Inventory Cost: means, in respect of the Aged Inventory, an amount equal to the cost price for such Aged Inventory as recorded in the Records.

Apparel Licence: the licence agreement relating to apparel and accessories between Hi-Tec Sports International Holdings BV and the Buyer dated on the same date as this agreement.

Assets: the property, rights and assets of the Sellers that comprise the Business (other than the Excluded Assets) as set out in Column (1) of Schedule 2 of this agreement, together with the Stock.

Assumed Liabilities: means: (1) all the liabilities or obligations of or relating to the Business or the Assets which arise on or after the Effective Time which relate to the period on or after the Effective Time; and (2) all liabilities and obligations relating to unshipped orders as at the Effective Time.

Awareness Warranties: has the meaning given to it in clause 5.2.

Book Debts: all trade debts and amounts invoiced by the Sellers to their customers and owing by their customers to the Sellers at the Effective Time in respect of the Business.

Business: the business of manufacturing, sale and distribution of Hi-Tec branded and Magnum branded footwear and apparel in accordance with the Footwear Licence and the Apparel Licence, as carried on by the Sellers at the Effective Time.

Business Day: a day other than a Saturday, Sunday or public holiday when banks in London are open for business.

Buyer’s Bank Account: means such bank account of the Buyer as the Buyer notifies to the Sellers in writing not less than two (2) Business Days prior to Completion.

Buyer Group: the Buyer and each of its Affiliates.

CAA 2001: means the Capital Allowances Act 2001.

Claim:  a claim under the Warranties or any other claim under this agreement.

Completion: the completion of the sale and purchase of the Business (comprising the Assets) pursuant to and in accordance with this agreement.

Completion Date: shall mean the Completion Date (as defined in the Primary SPA).

Contracts: means those contracts set out in Schedule 3 and any other contracts, arrangements, licences and other commitments relating solely to the Business entered into before the Effective Time and which remain to be performed by any party to them, in whole or in part, at the Effective Time save, for the avoidance of doubt, contracts of employment.

Creditors: all trade debts owing by the Sellers at the Effective Time to the trade creditors of the Sellers in the ordinary course of the Business (but excluding any Excluded Liabilities).

Current Inventory: Stock which has been owned by the Sellers for less than six (6) months as at the Completion Date.

Current Inventory Cost: means, in respect of the Current Inventory, the cost price for such Current Inventory as recorded in the Records.

Customers: the customers of the Business.

Data Room: means the documents copied onto each of two CD-ROMs initialled by a representative of each of the parties, an index of which is annexed to the Disclosure Letter.

Deposit:  has the meaning given to it in clause 7.1.

Disclosed: disclosed in or under the Disclosure Letter.

Disclosure Letter: a letter from the Sellers to the Buyer with the same date as this agreement together with the documents in the Data Room, as are specifically referred to in such letter.

DPA: means the Data Protection Act 1998.

Effective Time: means close of business on the Completion Date.

Employees: the employees of the Business at the Effective Time whose details are set out in Schedule 7.

Encumbrance:  any interest or equity of any person (including any right to acquire or option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Escrow Account: means the escrow account between, inter alios, the Sellers, the Buyer and ABN AMRO Bank N.V.

Estimated Stock Amount: means the sum of the items referred to in clauses 3.1(a) and 3.1(b).

Exchange Rate: means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Euro on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date.

Excluded Assets: the Sellers’ Intellectual Property Rights, the Retained Shares, Book Debts and any other rights and assets of the Sellers relating solely to any business of the Sellers other than the Business.

Excluded Liabilities: all the liabilities or obligations of or relating to the Business or Assets arising prior to the Effective Time other than the Assumed Liabilities.

Expert:  has the meaning given to it in clause 8.4.

GBP: means Great British pound(s).

Global Apparel Agreement: the global apparel and sourcing agreement in the agreed form to be entered into between Hi-Tec Sports International Holdings BV and the Dynoma Trading PTE. Limited at Completion.

Final Consideration: has the meaning given to it in clause 3.1.

Footwear Licence: the licence agreement relating to footwear between Hi-Tec Sports International Holdings BV and the Buyer dated on the same date as this agreement.

Hi-Tec Group: means Hi-Tec Sports International Holdings BV and its subsidiaries, as at the date of this agreement.

Initial Consideration: has the meaning given to it in clause 3.1.

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use and protect the confidentiality of confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by the Sellers in relation to the Business.

Lease: the lease (including any supplemental documents) under which each of the Leasehold Properties is held, and Leases means all of them.

Leasehold Properties: the leasehold properties, particulars of which are set out in Schedule 8.

Licence Condition: has the meaning given to it in clause 4.1.

Longstop Date: means 23 December 2016.

Losses: includes all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses).

Morrison & Foerster Client Account: means the bank account named Morrison & Foerster US$ Client Account and with the following details: US$CLIENT A/C No: MOFOCLAC-USDC; IBAN No: GB18 RBOS 1663 0000 1520 84.

Morrison & Foerster Undertaking: means the undertaking to be given by Morrison & Foerster (UK) LLP to Batra Limited in the agreed form.

Notice Period Costs: means the amount of salary paid (and calculated with reference to Column 3 of Schedule 7) by the Buyer to an Employee from the date that the Employee is given notice by the Buyer to terminate his or her employment agreement to the date that such Employee’s employment is terminated.

Objection Notice: has the meaning given to it in Schedule 4.

Part 1 Employee: the Employees whose details are set out in Part 1 of Schedule 7.

Part 1 Employee Indemnities: has the meaning given to it in clause 12.1.

Part 2 Employee: the Employees whose details are set out in Part 2 of Schedule 7.

Part 2 Employee Indemnities: has the meaning given to it in clause 12.2.

Pre-contractual Statement: means any agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever (whether or not in writing, whether express or implied and whether or not in draft form) made or given by any person at any time prior to the execution of this agreement in connection with the sale and purchase of the Assets, with a view to the Buyer carrying on the Business as a going concern from the Effective Time.

Primary SPA: means the sale and purchase agreement to be entered into between Cherokee Inc. (or one or more of its assignees) and Sunningdale Corporation Limited on or around the date of this agreement in relation to the sale and purchase of the entire issued and outstanding share capital of Hi-Tec Sports International Holdings B.V.

Primary SPA Condition: has the meaning given to it in clause 4.1.

Quarter Period: means each three-month period ending March 31, June 30, September 30 and December 31.

Records: the Sellers’ books, accounts including the lists of Customers and suppliers and all the other documents, papers and records relating solely to the Business or any of the Assets.

Redundancy Pay Costs:  means the contractual and/or statutory redundancy payment paid (and calculated with reference to Column 4 of Schedule 7) by the Buyer to an Employee on the termination of his or her employment on the grounds of redundancy.

Relevant Persons: means Ed van Wezel, Martin Binnendijk, Ian Cameron, Ian Farr and Jan Geert Boeve.

Retained Shares: means any shares or securities legally or beneficially owned by the Sellers.

Review Date: has the meaning given to it in clause 11.5.

Review Period: has the meaning given to it in Schedule 4.

Sellers: the Sellers and their predecessors in title.

Sellers’ Bank Account: means such bank account of the Sellers as the Sellers notifies to the Buyer in writing not less than two (2) Business Days prior to Completion.

Sellers’ Intellectual Property Rights: Intellectual Property Rights owned, used or held for use by the Sellers or any member of the Sellers’ Group.

Sellers’ Group: the Sellers and each of their Affiliates.

Stock: the stock-in-trade of the Business at the Effective Time (including, for the avoidance of doubt, goods in transit), excluding the “Magnum” stock-in-trade of the Business related to France, more particularly described in Schedule 5.

Stock Amount: has the meaning given to it in Schedule 4.

Stock Schedule: has the meaning given to it in Schedule 4.

Sub-Lease: means each of the sub-leases to be entered into between the Buyer and Hi-Tec Sports PLC in respect of the Leasehold Properties pursuant to clause 2.4.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating thereto including where applicable national insurance contributions.

Tax Authority: means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy assess or collect Tax.

Third-Party Consent:  a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation in favour of the Buyer of any of the Assets in terms acceptable to the Buyer.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

Transitional Services Agreement: the transitional services agreement in the agreed form to be entered into between Hi-Tec Sports PLC and the Buyer at Completion.

TUPE: the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended by the Collective Redundancies and Transfer of Undertakings (Protection of Employment) Amendment Regulations 2014.

USD: means United States dollar(s).

VAT: value added tax chargeable under the Value Added Tax Act 1994 (or the equivalent provisions in France and the Netherlands, as the case may be) and any similar replacement or additional tax.

VAT Records: all records of the Sellers relating to the Business referred to in section 49 of the Value Added Tax Act 1994 (or the equivalent provisions in France and the Netherlands, as the case may be).

Warranties: the warranties set out in clause 5 and Schedule 9 (Warranties).

W&I Insurance Policy: means the warranty and indemnity insurance policy entered into between the Additional Warrantor and AIG Europe Limited dated on or around the date of this agreement and in the form substantially similar to the draft forwarded by the Additional Warrantor’s Solicitors to the Buyer’s solicitors by email dated 23 November 2016.

1.2References to clauses and Schedules are to the clauses of, and Schedules to, this agreement, and references to paragraphs are to paragraphs of the relevant Schedule.

1.3The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement.

1.4This agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective successors and permitted assigns, and a reference to a party shall include that party’s successors and permitted assigns.

1.5A reference to a company shall include any company, corporation or other body corporate wherever and however incorporated or established.

1.6A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and only for the purposes of the membership requirement contained in sections 1159(1)(b) and (c). A company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)another person (or its nominee), by way of security or in connection with the taking of security; or

(b)its nominee.

1.7A reference to writing or written includes fax but not email (unless otherwise expressly provided in this agreement).

1.8Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.9References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.10References to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender.

1.11Unless otherwise provided, a reference to a statute, statutory provision or subordinate legislation is a reference to it, as it is in force as at the date of this agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this agreement under that statute or statutory provision.

2.Agreement to Sell and Purchase

2.1On the terms set out in this agreement, and subject to clause 2.2, the Sellers shall sell with full title guarantee and free from all Encumbrances, or procure the sale with full title guarantee and free from all Encumbrances, and the Buyer shall purchase, with a view to carrying on the Business as a going concern, the Assets with effect from the Effective Time.

2.2The Buyer shall not acquire or assume any of the following under this agreement:

(a)the Excluded Assets;

(b)the Excluded Liabilities;

(c)Creditors;

(d)any right of action to which the Sellers may be entitled (whether in contract, tort or otherwise), other than pursuant to or in connection with any Contract;

(e)all contracts and arrangements relating to the Business entered into outside the ordinary course of business;

(f)all of the Sellers’ cash-in-hand or at the bank or at any other financial institution;

(g)the Sellers’ accounts and accounting records which do not relate exclusively to the Business; and

(h)the benefit of any and all insurance claims and repayments arising before the Effective Time in relation to the Business.

2.3Subject to the Buyer’s rights under clause 7.8, the sale and purchase of each of the Assets is interdependent and shall be completed simultaneously.

2.4Hi-Tec Sports PLC and the Buyer shall use reasonable endeavours to procure that the Leasehold Properties shall be sub-let to the Buyer in accordance with Parts 2 and 3 of Schedule 8. Each of Hi-Tec Sports PLC and the Buyer shall use their reasonable endeavours, acting in good faith, to agree and enter into the documents referred to in Part 3 of Schedule 8 as soon as practicable after Completion and only once the consent of the landlord of the Leasehold Properties has been obtained.  Pending the Sub-Leases becoming effective, Hi-Tec Sports PLC agrees to provide the Buyer with access to the Leasehold Properties on the terms more particularly set out in the Transitional Services Agreement.

2.5The Initial Consideration shall be apportioned between the Assets in accordance with Column 2 of Schedule 2.

2.6It is acknowledged that the Apparel Licence and Footwear Licence have been executed on the date of this agreement, and that the Apparel Licence and Footwear Licence shall take effect from Completion.

3.Purchase Price and Adjustment

3.1Subject to clause 3.6, the purchase price for the Assets to be paid by the Buyer to the Sellers at Completion pursuant to this agreement shall be the sum of:

(a)100% of the estimate of Current Inventory Cost notified under clause 3.2(a) less the fixed sum of GBP 286,000 in respect of non-sellable Current Inventory; plus

(b)20% of the estimate of Aged Inventory Cost notified under clause 3.2(b); plus

(c)the aggregate of the values attributed to the other Assets as set out in Schedule 2,

(the “Initial Consideration”), as adjusted pursuant to clause 3.3 (the Initial Consideration so adjusted being referred to hereinafter as the “Final Consideration”).

3.2No later than four (4) Business Days prior to the Completion Date, the Sellers shall deliver to the Buyer their best estimate of:

(a)Current Inventory Cost; and

(b)Aged Inventory Cost,

assuming Completion takes place on the Completion Date.

3.3The parties shall comply with the provisions of Schedule 4.  Within 5 Business Days, starting on the day after the Stock Amount becomes binding upon the parties in accordance with the provisions of Schedule 4, the following payments shall be made:

(a)if the Stock Amount exceeds the Estimated Stock Amount, then the Buyer shall pay to the Sellers’ Bank Account an amount equal to such excess; and

(b)if the Estimated Stock Amount exceeds the Stock Amount, then the Sellers shall pay to the Buyer’s Bank Account an amount equal to such excess.

3.4Any payments required to be made under clause 3.3 shall, for the avoidance of doubt, be treated as adjusting the Initial Consideration. The Final Consideration shall be adopted for all Tax reporting purposes.

3.5The Final Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer for a breach of any Warranty or for any payment made by the Sellers to the Buyer pursuant to clause 12. The reduction shall be attributed as nearly as possible to the Assets to which it relates.

3.6For the purposes of this clause 3 and Schedule 4, the maximum aggregate amount payable by the Buyer to the Sellers in respect of Current Inventory and Aged Inventory shall not exceed USD $5,500,000.

4.Condition Precedent

4.1Completion of the sale and purchase of the Assets, and performance of the obligations set out under this agreement by the Sellers and Buyer is subject to and conditional upon (i) Cherokee Inc. or its assignee completing the acquisition of all of the share capital of Hi-Tec Sports International Holdings BV by the Longstop Date (the “Primary SPA Condition”) and (ii) the execution of the Apparel Licence and the Footwear Licence (the “Licence Condition”).

4.2If the Primary SPA Condition and the Licence Condition have not been satisfied by the Longstop Date, then unless otherwise agreed in writing between the parties prior to the Longstop Date, this agreement shall terminate immediately.

4.3If this agreement terminates in accordance with clause 4.2, it will immediately cease to have any further force and effect except that:

(a)any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination of this agreement (including clause 1 (Interpretation), clause 4 (Condition Precedent), clause 6 (Limitations on Claims), clause 16 (Confidentiality and Announcements) and clause 19 (Entire Agreement) to clause 25 (Governing Law and Jurisdiction) (inclusive)), each of which shall remain in full force and effect;

(b)no party shall have any liability to any other party in respect of the termination of this agreement; and

(c)any sums paid to the Additional Warrantor or the Additional Warrantor’s Solicitor by the Buyer or its solicitors hereunder shall forthwith be repaid to the Buyer’s solicitors,

and save as aforesaid no party shall thereafter have any right against any other party under this agreement.

5.Warranties

5.1The Sellers and the Additional Warrantor jointly and severally warrant that each Warranty in Part 1 and each of the Warranties 6.1 to 6.4, 7.1, 10, 11, 12 and 13 in Part 2 and each of the Warranties 14 and 15 in Part 3 of Schedule 9 is true, accurate and not misleading on the date of this agreement.

5.2The Sellers and the Additional Warrantor jointly and severally warrant that the Sellers and the Additional Warrantor have made all enquiries they would reasonably be expected to make of and with Sunningdale Corporation Limited (being the seller named in the Primary SPA) in relation to Warranties 4, 5, 6.5 to 6.7, 7.2, 8 and 9 in Part 2 of Schedule 9 (together the “Awareness Warranties”) and of and with each of the Relevant Persons in order to give the Awareness Warranties, and that to the best of the knowledge, information and belief of the Sellers and the Additional Warrantor (having made such enquires), that the Awareness Warranties are true, accurate and not misleading on the date of this agreement.

5.3The Buyer warrants that each Warranty in Part 3 of Schedule 9 is true, accurate and not misleading on the date of this agreement.

5.4The Buyer acknowledges that the Additional Warrantor has received certain warranties under the Primary SPA (the “Primary Warranties”), subject to the limitations set out in the Primary SPA, including but not limited to the Disclosure Letter (as defined in the Primary SPA). The parties agree that if a Claim arises under any of the Awareness Warranties as are substantially similar to Primary Warranties, and a claim may be validly made under the W&I Insurance Policy in respect of such Primary Warranties, then the Sellers and the Additional Warrantor shall, at the Buyer’s cost, jointly and severally procure that such a claim is made under the W&I Insurance Policy, and shall hold any proceeds of such claim upon trust for the Buyer absolutely.

6.Limitations on Claims

6.1The aggregate liability of the Sellers and the Additional Warrantor for all Claims under clause 5.4 (but not, for the avoidance of any doubt, under clauses 5.1,  5.2 and 5.3) shall not exceed the amount that the Sellers recover under the W&I Insurance Policy.

6.2Neither the Sellers nor the Additional Warrantor shall be liable for a Claim unless notice in writing of the Claim, summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Sellers as soon as reasonably practicable, and no later than 45 days after the Buyer becomes aware of the Claim, and (with the exception of any Claim under clauses 11 and 12)  in any event not later than the first anniversary of the Completion Date.

6.3The aggregate liability of the Sellers and the Additional Warrantor for all Claims under this agreement shall not exceed the Final Consideration.

6.4Save as provided for in and with the exception of clauses 11 and 12, neither  the Sellers  nor the Additional Warrantor shall be liable for a Claim unless:

(a)the Sellers’ or the Additional Warrantor’s aggregate liability in respect of such Claim exceeds GBP 2,500; and

(b)the aggregate amount of all Claims for which it would, in the absence of this clause 6.4(b), be liable shall exceed GBP 20,000 and in such event the Sellers or the Additional Warrantor shall be liable for the excess amount.

6.5Neither the Sellers nor the Additional Warrantor shall be liable for a Claim to the extent that the facts, matters or circumstances of such Claim were Disclosed.

6.6The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, regardless of whether more than one claim arises in respect of it, nor shall the Buyer be entitled to claim in respect of any contingent liability until such liability becomes an actual liability which is due and payable but the Buyer will for the avoidance of any doubt be entitled to recover from the Sellers and the Additional Warrantor the difference (if any) between the sums due to the Buyer from the Sellers and the Additional Warrantor and the sum recovered under the W&I Insurance Policy.

6.7Nothing in this clause 6 applies to exclude or limit the liability of the Sellers or the Additional Warrantor to the extent that a Claim arises or is delayed as a result of fraud, wilful misconduct or wilful concealment by the Sellers.

7.Completion

7.1The parties acknowledge that on the date of this agreement, the Buyer has transferred by electronic transfer in immediately available funds to the Morrison & Foerster Client Account the amount of US Dollars Five Million (USD $5,000,000), such amount to be held by the Additional Warrantor’s Solicitor on the terms of the Morrison & Foerster Undertaking (the “Deposit”).

7.2Completion shall take place on the Completion Date at the offices of Morrison & Foerster (UK) LLP, CityPoint, One Ropemaker Street, London, EC2Y 9AW.

7.3The Sellers shall give the Buyer notice in writing of the anticipated Completion Date at least five Business Days prior to such date.

7.4If the Initial Consideration, when converted into US dollars at the Exchange Rate on the date that is three Business Days prior to the anticipated Completion Date (the “USD Equivalent Initial Consideration”), exceeds the Deposit, then on the date that is two Business Days prior to the anticipated Completion Date, the Buyer shall:

(a)pay, or shall procure the payment of, the USD Equivalent Initial Consideration (less the sum of the Deposit) by electronic transfer in immediately available funds to the Escrow Account;

(b)instruct the Additional Warrantor’s Solicitor to transfer the Deposit to the Escrow Account; and

(c)instruct the Additional Warrantor’s Solicitor to transfer the initial Licence Fee as defined in the Footwear Licence) to the Escrow Account.

7.5If the USD Equivalent Initial Consideration is equal to or less than the Deposit, then on the date that is two Business Days prior to the anticipated Completion Date, the Buyer shall:

(a)instruct the Additional Warrantor’s Solicitors to transfer such part of the Deposit as is equal to the USD Equivalent Initial Consideration to the Escrow Account;

(b)instruct the Additional Warrantor’s Solicitor to transfer the remaining balance of the Deposit (if any) to the Buyer’s Bank Account; and

(c)instruct the Additional Warrantor’s Solicitor to transfer the initial Licence Fee as defined in the Footwear Licence) to the Escrow Account.

7.6Payment in accordance with this clause shall be a good and valid discharge of the Buyer’s obligation to pay the Initial Consideration.

7.7On the Completion Date, the Sellers shall comply with their obligations set out in paragraph 1  of Schedule 6, and the Buyer shall deliver to the Sellers:

(a)duly executed counterparts of the licences, agreements, assignments and other documents referred to in paragraph 2 of Schedule 6 which are required to be countersigned by the Buyer in connection with this agreement;

(b)a duly executed copy of the Transitional Services Agreement by the Buyer

(c)a duly executed copy of the Global Apparel Agreement by Dynoma Trading PTE;  and

(d)a certified copy of the resolution of the board of directors of the Buyer authorising the execution and delivery by the officers specified in the resolution of this agreement and any other documents referred to in this agreement as being required to be delivered by it.

7.8If the Sellers do not comply with clause 7.7 in any material respect, the Buyer may, without prejudice to any other rights or remedies it has (including the right to claim damages for breach of this agreement):

(a)so far as is practicable, proceed to Completion; or

(b)by written notice to the Sellers, defer Completion to an alternative date advised by the Sellers in writing to the Buyer which shall be the same date as “Completion” under and as defined in the Primary SPA, provided that such date is on or before the Longstop Date. If Completion does not occur by the end of the Longstop Date, then the Buyer may by written notice to the Sellers terminate this agreement with immediate effect and in that event the Sellers and the Additional Warrantor shall and shall forthwith return a sum equal to the Deposit to the Buyer except where the Deposit or an amount thereof has been transferred to the Escrow Account pursuant to clauses 7.4 and 7.5.

7.9If the Buyer does not comply with clause 7.7 in any material respect, the Sellers may, without prejudice to any other rights or remedies it has (including the right to claim damages for breach of this agreement):

(a)so far as is practicable, proceed to Completion; or

(b)by written notice to the Buyer, defer Completion to an alternative date which is on or before the Longstop Date, provided that if Completion does not occur by the end of the Longstop Date, the Sellers may by written notice to the Buyer terminate this agreement with immediate effect and in that event the Sellers and the Additional Warrantor shall and shall forthwith return a sum equal to the Deposit to the Buyer except where the Deposit or an amount thereof has been transferred to the Escrow Account pursuant to clauses 7.4 and 7.5.

7.10Following Completion, the Buyer and the Sellers shall each comply with their respective obligations set out in paragraph 2 of Schedule 6.

8.Apportionments

8.1All periodical charges and outgoings relating to the Business or any of the Assets, arising in respect of or by reference to both the periods before and after Completion, including, but not limited to:

(a)all periodical amounts paid or payable under any of the Contracts;

(b)all rents, rates, gas, water, electricity and telephone charges and other utilities and other outgoings relating to or payable in respect of the Leasehold Properties; and

(c)all salaries, wages, bonuses, commissions, maternity pay, paternity pay, accrued holiday entitlement and holiday pay entitlement and other emoluments, including, but not limited to, PAYE income tax, National

Insurance contributions, health insurance, death in service benefits, season ticket loans and any contributions to pension arrangements for Employees,

shall be apportioned on a time basis so that such part of the relevant charges and outgoings as is attributable to the period ended at the Effective Time shall be borne by the Sellers, and such part of the relevant charges and outgoings as is attributable to the period commencing at the Effective Time shall be borne by the Buyer.

8.2All periodical income and receipts relating to the Business or any of the Assets arising in respect of or by reference to both the periods before and after Completion, including, but not limited to:

(a)all periodical amounts received or receivable under any of the Contracts; and

(b)all rents, licence fees and royalties,

shall be apportioned on a time basis so that such part of the relevant income and receipts as are attributable to the period ended at the Effective Time shall belong to the Sellers, and such part of the relevant payments and receipts as are attributable to the period commencing at the Effective Time shall belong to the Buyer.

8.3The parties shall, as soon as practicable after the Completion Date, use all reasonable endeavours to draw up and agree a statement of the apportionments referred to in clause 8.1 and clause 8.2 and the balance owing by one party to the other in respect of the same. If such statement has not been prepared and agreed within 90 Business Days after the Completion Date, either party may refer the matter for determination in accordance with the procedure detailed in clause 8.4. Payment of the balance agreed, or determined pursuant to clause 8.4, shall be made within 30 Business Days after such agreement or determination.

8.4If the parties have failed to reach agreement on the matters set out in this clause 8 within the 90 Business Day period referred to in clause 8.3, either party may refer the matter to an independent firm of accountants (“Expert”) for resolution as follows:

(a)the Expert shall be jointly agreed by the parties or, if no agreement is reached within 10 Business Days after either party notifies the other that it wishes to appoint an Expert, shall be nominated at the request of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales, and the parties shall co-operate and use their reasonable endeavours to agree the terms of appointment with the Expert as soon as reasonably possible (and if terms cannot be agreed within 10 Business Days from the date of nomination, then either party may request the President for the time being of the Institute of Chartered Accountants in England and Wales to nominate another Expert, and the parties shall cooperate and use their reasonable endeavours to agree terms with that Expert);

(b)neither the Buyer nor the Sellers shall unreasonably withhold agreement to the proposed terms of appointment of the Expert;

(c)the Expert shall be requested to resolve the matter in dispute applying the terms of this agreement;

(d)the determination of the Expert shall be final and binding on both parties in the absence of manifest error;

(e)the costs of the Expert shall be shared by Buyer and the Sellers equally; and

(f)the Expert shall present its findings in writing to the parties within 20 Business Days of its appointment, and the parties shall give it all reasonable assistance together with access to all personnel and documents it requests.

9.Liabilities of the Sellers and the Buyer

9.1The Buyer shall:

(a)with effect from the Effective Time, assume responsibility for the payment and performance of the Assumed Liabilities and shall pay or perform the Assumed Liabilities in accordance with practice similar to the present practice of the Sellers in the payment or, as the case may be, the performance of the Assumed Liabilities;

(b)use all reasonable endeavours to procure the cancellation of those securities or guarantees given in respect of the Assumed Liabilities by any member of the Sellers’ Group; and

(c)indemnify the Sellers against all Losses suffered or incurred by the Sellers arising out of or in connection with the Buyer’s failure to comply with this clause 9.1.

9.2The Sellers shall:

(a)retain responsibility for the payment and/or performance of the Excluded Liabilities in accordance with practice similar to the present practice of the Sellers in the payment or, as the case may be, the performance of the Excluded Liabilities;

(b)use all reasonable endeavours to procure the cancellation of those securities or guarantees given in respect of the Assumed Liabilities by any member of the Sellers’ Group; and

(c)indemnify the Buyer against all Losses suffered or incurred by the Buyer arising out of or in connection with the Sellers’ failure to comply with this clause 9.2.

10.Value-added Tax and Stamp Duty

10.1All sums payable, or consideration given, by the Buyer under this agreement are exclusive of VAT, and the Buyer shall in addition pay an amount equal to any VAT chargeable on those sums or consideration.

10.2The Sellers and the Buyer intend that article 5 of the Value-Added Tax (Special Provisions) Order 1995 and any similar or equivalent provision in France and the Netherlands shall apply to the sale of the Business and Assets under this agreement and agree to use all reasonable endeavours to secure that the sale is treated as neither a supply of goods nor a supply of services under that article, but neither the Sellers nor the Buyer shall be required to make any appeal to any tribunal or court against any determination by any Tax Authority that the sale, or any part, shall be treated as such.

10.3If any Tax Authority, at any time, determines VAT is payable on the sale of all or some of the Assets, the Sellers shall promptly notify the Buyer of such determination and shall deliver a proper VAT invoice in respect of the VAT payable, and the Buyer shall, within 30 days of the receipt of such determination and VAT invoice, pay to the Sellers a sum equal to:

(a)the amount of VAT determined by any Tax Authority to be chargeable; and

(b)any interest charged by any Tax Authority due to late payment of such VAT to the extent that it results from a breach by the Buyer of any of its obligations under this clause 10.3.

10.4The Buyer:

(a)warrants to the Sellers that it is registered for VAT purposes; and

(b)undertakes to the Sellers that it will, on and immediately after Completion, use the Assets to carry on the same kind of business (whether or not as part of any existing business of the Buyer) as that carried on by the Sellers in relation to the Assets before Completion.

10.5The Sellers and the Buyer do not intend to make a joint application to any Tax Authority for the Buyer to be registered for VAT under the VAT registration numbers of the Sellers, under regulation 6(1)(d) of the VAT Regulations 1995 (or any equivalent provision in France and the Netherlands). Accordingly, the Sellers shall:

(a)retain and preserve the VAT Records after Completion, for a period of not less than six (6) years from Completion (or such longer period as may be required by law);

(b)make the VAT Records available to the Buyer or its agents for inspection (during normal business hours) or copying (at the Buyer’s expense); and

(c)give to the Buyer, in such form as the Buyer may reasonably require, such information contained in the VAT Records as the Buyer may reasonably specify.

10.6All stamp duties, transfer, documentary registration and other Taxes and fees (including penalties and interest) incurred or payable in connection with the sale and purchase of the Assets under this agreement shall be borne solely by the Buyer.

11.The Employees

11.1The parties agree that the Transaction will constitute a relevant transfer for the purposes of TUPE and, accordingly, that it will not terminate the contracts of employment of any of the Employees, which shall be transferred to the Buyer pursuant to TUPE with effect from the Effective Time which shall be the time of transfer under TUPE.

11.2The Sellers undertake to and covenant with the Buyer that they have complied with its obligations under regulation 11 of TUPE.

11.3The Sellers undertake to and covenant with the Buyer that:

(a)they have complied and shall comply in all respects, with their obligations under regulation 11 of TUPE;

(b)that they have complied and shall comply in all respects with their obligations under regulation 13 of TUPE;

(c)that they have complied with and shall, up to the Effective Time, comply with all of their obligations (whether or not legally binding or in respect of which it would be expected to comply by any regulatory or other body which it is subject) to or in connection with the Employees or anybody representing them (or any of the said obligations the Seller would have had under or in connection with such contracts but for TUPE);

(d)that they have paid and shall pay all sums due in relation to the Employees up to the Effective Time (whether arising under common law, statute, equity or otherwise) including but without limitation all remuneration, holiday pay (calculated to include overtime where applicable) expenses, national insurance and pension contributions, liability to Tax and other sums payable in respect of any period up to the Effective Time;

(e)that there are no sums owing to or from the Employees up to the Effective Time;

(f)that they will fully indemnify and hold the Buyer harmless against all Losses which the Buyer may suffer, sustain, incur, pay or be put to arising from or in connection with:

(i)any failure by the Sellers to comply with their obligations under TUPE or this clause 11.3;

(ii)the employment of the Employees or any claim arising from the termination of their employment by the Sellers on or before the Effective Time;

(iii)any failure by the Sellers on or before the Effective Time to comply with its legal obligations in respect of any of the Employees;

(iv)the transfer to the Buyer, by virtue of TUPE, of the employment of any employee of the Sellers who is not an Employee as listed in Schedule 7; and

(v)all unpaid holiday pay for the period prior to the Effective Time.

11.4The Sellers and the Buyer shall perform their obligations to inform and consult under TUPE. The Buyer shall provide to the Sellers the information that it is required to provide under regulation 13(4) of TUPE.

11.5The Buyer undertakes not to dismiss, or to commence a process to dismiss, any of the Employees (other than for an Employee committing an act of gross misconduct or acting in fundamental breach of his or her employment contract) prior to the date that is one month after the Effective Time (the “Review Date”).

11.6The Sellers shall pay to the Buyer the gross amount of remuneration due to the Part 1 Employees under their contracts of employment or by virtue of statute as at the Effective Time, for the one month period after the Effective Time (i.e. calculated from the Effective Time up to and including the Review Date). The Buyer shall notify the Sellers of such amount at least 10 Business Days prior to the date of payment to the Part 1 Employees, and the Sellers shall make such payment at least two Business Days prior to such payment date.

11.7The Buyer agrees to use all reasonable endeavours to cooperate with the Seller in relation to the transfer of the Employees to the employment of the Buyer and in this regard will fully comply with its obligations under TUPE.

11.8Save for any claim made by an Employee that the parties agree in writing is unjustified or is adjudicated to be unjustified, the Buyer shall fully indemnify and hold the Sellers harmless against all Losses which the Sellers may suffer, sustain, incur, pay or be put to arising from or in connection with any liabilities towards or in connection with the Employees, which are referable to the period after the Effective Time (other than liabilities for which the Sellers are responsible under this agreement).

12.Specific Indemnities

12.1The Sellers agree that in the event that the Buyer serves notice to terminate a Part 1 Employee by reason of redundancy after the Review Date but within the period of 24 months beginning on the Completion Date, it will fully indemnify and hold the Buyer harmless in respect of:

(a)contractual and/or statutory amounts which the Buyer has paid to a Part 1 Employee in respect of such Part 1 Employee’s Notice Period Costs and Redundancy Pay Costs; and

(b)where the Buyer serves notice to terminate the employment of a Part 1 Employee by reason of a redundancy within six weeks of the Effective Date:

(i)any award which the Buyer is required to pay to that Part 1 Employee as determined by a court or tribunal as a result of a claim for unfair dismissal howsoever arising; and/or

(ii)any settlement agreed with the prior written consent of the Sellers (such consent not to be unreasonably withheld), between the Buyer and that Employee, in respect of such a claim (provided such settlement sum does not exceed the amount the Part 1 Employee could reasonably expect to be awarded in a court or tribunal); and

(iii)without limitation the Buyer’s legal and other professional fees and expenses incurred reasonably in response to the assertion of such a claim by the Part 1 Employee,

 (together 12.1(a) and 12.1(b) being the “Part 1 Employee Indemnities”).

provided that: (a) the amount payable by the Sellers to the Buyer in relation to a Notice Period Cost shall not exceed the amount set against that Part 1 Employee’s name in Column 3 of Part 1 of Schedule 7; (b) the Sellers shall not be liable for any increase in Notice Period Costs and/or Redundancy Pay Costs which is attributable to changes relating either to the age or service of the Part 1 Employees or to the terms of the Part 1 Employee’s employment contract following the Effective Time; (c) the amount payable in relation to a Redundancy Pay Cost shall not exceed the amount set against that Employee’s name in Column 4 of Part 1 of Schedule 7; and (d) the Sellers shall have no other liabilities whatsoever relating to such Part 1 Employee save as expressly provided under this agreement.

12.2The Sellers agree, that in the event that the Buyer serves notice to terminate a Part 2 Employee by reason of redundancy after the Review Date but within the period of 24 months beginning on the Completion Date, it will fully indemnify and hold the Buyer harmless in respect of the Part 2 Employee’s Notice Period Costs and Redundancy Pay Costs (the “Part 2 Employee Indemnities”), provided that: (a) the amount payable by the Sellers to the Buyer in relation to a Notice Period Cost shall not exceed the amount set against that Part 2 Employee’s name in Column 3 of Part 2 of Schedule 7; (b) the Sellers shall not be liable for any increase in Notice Period Costs and/or Redundancy Pay Costs, which is attributable to changes relating either to the age or service of the Part 2 Employees or to the terms of the Part 2 Employee’s employment contract on or following Completion; (c) the amount payable in relation to a Redundancy Pay Cost shall not exceed the amount set against that Employee’s name in Column 4 of Part 2 of Schedule 7; and (d) the Sellers shall have no other liabilities whatsoever relating to such Part 2 Employee save as expressly provided under this agreement.

12.3Subject to clause 12.4, in the event that the Sellers are required to make a payment pursuant to a Part 1 Employee Indemnity or Part 2 Employee Indemnity, the Sellers shall make such payment within 30 Business Days of the Buyer providing written evidence (in a form satisfactory to the Sellers acting reasonably) to the Sellers that the Buyer is liable to make payments to a Part 1 Employee or Part 2 Employee in accordance with this clause 12, to the Buyer’s Bank Account.

12.4Notwithstanding anything contained in this clause 12, the aggregate payments due by the Sellers to the Buyer pursuant to the Part 2 Employee Indemnity shall not exceed GBP 84,693 in total for any Quarter Period.

13.The Contracts

13.1The Buyer undertakes to the Sellers with effect from the Effective Time to duly perform and assume the obligations and liabilities of the Sellers under the Contracts, and:

(a)the Buyer shall indemnify the Sellers against all Losses suffered or incurred by the Sellers in respect of the non-performance or defective or negligent performance by the Buyer of the Contracts after the Effective Time provided that nothing in this agreement shall make the Buyer liable or in any way responsible for any Excluded Liabilities; and

(b)the Sellers shall indemnify the Buyer against all Losses suffered or incurred by the Buyer in respect of the non-performance or defective or negligent performance by the Sellers of the Contracts prior to the Effective Time.

13.2Following the Effective Time, at the written request of the Sellers, the Buyer will use all reasonable endeavours to procure those rights and obligations under each of the Contracts are novated from the Sellers to the Buyer.

13.3This agreement shall constitute an assignment to the Buyer of the benefit of all of the Contracts which are capable of assignment without the consent of any third party, in each case, with effect from the Effective Time.

13.4Insofar as any of the Contracts cannot be assigned to the Buyer without Third-Party Consent:

(a)the Sellers shall, at the Buyer’s request use all reasonable endeavours with the co-operation of the Buyer to obtain such consent;

(b)unless and until any such Contract is assigned, the Sellers shall continue their corporate existence and shall hold such Contract and any monies, goods or other benefits received thereunder as trustee for the Buyer and its successors in title absolutely;

(c)the Buyer shall (if sub-contracting is permissible and lawful under the Contract in question), as the Sellers’ sub-contractor and at the Buyer’s cost perform all the obligations of the Sellers under such Contract and, where sub-contracting is not permissible, the Buyer shall perform such obligations as agent for the Sellers and shall indemnify the Sellers against any liability incurred in relation to the performance or non-performance of the Sellers’ obligations under such Contract; and

(d)unless and until any such Contract is assigned or novated, the Sellers shall (so far as they lawfully may), at the Buyer’s cost, give all such assistance as the Buyer may reasonably require to enable the Buyer to enforce its (or the Sellers’) rights under such Contract, and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Contract as the Buyer may require from time to time.

13.5Nothing in this agreement shall be construed as an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Contract.

13.6If Third-Party Consent to assignment or novation of a Contract is refused, or otherwise not obtained on terms reasonably satisfactory to the Buyer within 60 Business Days of the Effective Time, then the parties agree that clauses 13.4(b) to

13.4(d) shall continue to apply until the earlier of: (i) the expiry of such Contract; and (ii) the date that the parties agree in writing that such Contact may be terminated.

13.7Nothing in this clause 13 shall have the effect of making the Buyer liable in any way under any guarantees or warranties given by the Sellers to any Customer in relation to goods sold or services rendered by the Sellers before the Effective Time, the liability for which shall remain absolutely with the Sellers.

14.Capital Allowances Election

The Buyer shall on the written request of the Sellers, execute and submit any election under section 199 of the CAA 2001, in such form as the Sellers deem necessary.

15.Data Protection

The Buyer undertakes to comply with the DPA in relation to its application to the Business and Assets after the Effective Time.

16.Confidentiality and Announcements

16.1Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:

(a)the Sellers shall not (and shall procure that no member of the Sellers’ Group shall) at any time disclose to any person (other than its professional advisers) the terms of this agreement or any trade secret or other confidential information relating to the Business or the Buyer, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement; and

(b)subject to clause 16.2 below, neither party shall make, or permit any person to make or send, any public announcement, communication or circular concerning this agreement without the prior written consent of the other party.

16.2Each of the Sellers and the Buyer may (a) at any time after the date of this agreement, give notice of the Transaction in order to seek any consent which requires to be obtained for the sub-let of the Leases, the novation of the Contracts, or for the purpose of giving notice to the Employees in connection with clause 11; and (b) at any time after the Effective Time announce the acquisition of the Business by the Buyer to any employees, clients, customers or suppliers of the Business.

17.Further Assurance and Wrong Pockets

17.1Each of the Sellers and Buyer shall (at its own expense) promptly execute and deliver such documents, perform such acts and do such things as the other party may reasonably require from time to time for the purpose of giving full effect to this agreement.

17.2The Buyer undertakes to:

(a)give the Sellers and their agents and advisers reasonable access to the Leasehold Properties and to the books and records of the Business during normal business hours on any Business Day and on reasonable notice to the Sellers for the purposes of the preparation of the accounts and tax returns of members of the Sellers’ Group in respect of the period up to the Effective Time;

(b)provide the Sellers on its request with the reasonable assistance of the employees of the Business from time to time to enable the preparation of the accounts and tax returns of members of the Sellers’ Group in respect of the period up to the Effective Time; and

(c)ensure that all books and records comprised in the Assets are retained by it for a period of seven (7) years following the Effective Time.

17.3All monies and other items belonging to:

(a)the Buyer in relation to the conduct of the Business after the Effective Time that are received by the Sellers shall be immediately passed by the Sellers to the Buyer; and

(b)the Sellers in relation to the conduct of the Business before the Effective Time that are received by the Buyer shall be immediately passed by the Buyer to the Sellers.

18.Assignment

Neither party shall assign, transfer, mortgage, charge, declare a trust of or deal in any other manner with any of its rights and obligations under this agreement without the prior written consent of the other party (such consent not to be unreasonably withheld).

19.Entire Agreement

19.1Each party acknowledges and agrees that:

(a)this agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter;

(b)it has not entered into this agreement in reliance on any Pre-contractual Statement which is not expressly set out herein;

(c)it has no right of action or other remedy whatsoever against any other party arising out of or in connection with any Pre-contractual Statement not expressly set out in this agreement; and

(d)for the avoidance of doubt, the only rights and remedies available to any party for breach of this agreement, are damages for breach of contract and no party has any right to rescind this agreement,

provided always that this clause 19.1 shall not exclude or limit any liability or any right which any party may have in the case of fraud.

20.Variation and Waiver

20.1No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

20.2No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

20.3Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

21.Costs

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it).

22.Notice

22.1A notice given under this agreement and service of any proceedings in connection with this agreement:

(a)shall be in writing in the English language;

(b)shall be signed by or on behalf of the party giving it;

(c)shall be sent for the attention of the person and to the address given in this clause 22 (or such other address or person as the relevant party may notify to the other parties in accordance with the provisions of this clause 22); and

(d)shall be:

(i)delivered personally; or

(ii)sent by commercial courier; or

(iii)sent by pre-paid first-class post or recorded delivery; or

(iv)(if the notice is to be served by post outside the country from which it is sent) sent by airmail requiring signature on delivery.

22.2The addresses for service of notice are:

(a)In relation to the Sellers, to each of the following:

Address: Cherokee Inc., 5990 Sepulveda Boulevard, Suite 600, Sherman

Oaks, CA 91411, USA.

For the attention of: Chief Executive Officer and Chief Operating Officer.

and

Address: Hi-Tec Sports International Holdings B.V., Paasheuvelweg 22A, 1105 BJ, Amsterdam, The Netherlands.

For the attention of: Chief Executive Officer and Chief Operating Officer.

and a further copy (which shall not constitute notice) to:

Address: Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA 92130, USA.

For the attention of: Scott Stanton

(b)In relation to the Buyer:

Address: Batra Limited, Unit 1, Colonial Business Park, Colonial Way, Watford, Hertfordshire WD24 4PR

For the attention of: Mr. Rudy Rudran

and a further copy (which shall not constitute notice) to:

Address: R R Sanghvi & Co, 176 Northolt Road, South Harrow, Middlesex, HA2 0EP.

For the attention of: Rohit Sanghvi

22.3A notice is deemed to have been received:

(a)if delivered personally, at the time of delivery; or

(b)if sent by commercial courier, at the time of signature of the courier's delivery receipt; or

(c)in the case of pre-paid first class post or recorded delivery, 9.00 am on the second Business Day after posting; or

(d)in the case of airmail, 9.00 am on the fifth Business Day after posting.

22.4For the purposes of this clause:

(a)all times are to be read as local time in the place of deemed receipt; and

(b)if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on any Business Day), the notice shall be deemed to have been received at the opening of business on the next Business Day in the place of receipt.

22.5To prove delivery, it is sufficient to prove that the envelope containing the notice was properly addressed and posted.

23.Liability

Unless expressly provided otherwise, the Sellers shall be severally, and not jointly and severally, liable for their obligations, undertakings and liabilities under this agreement.

24.Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

25.Governing Law and Jurisdiction

25.1This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

25.2Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1
The Sellers

(1)HI-TEC SPORTS PLC incorporated and registered in England and Wales with company number 01159203 whose registered office is at Aviation Way, Southend On Sea, Essex, SS2 6GH.

(2)Hi-TEC SPORTS UK LIMITED incorporated and registered in England and Wales with company number 02310579 whose registered office is at Aviation Way, Southend On Sea, Essex, SS2 6GH.

(3)HI-TEC NEDERLAND B.V. incorporated and registered in the Netherlands with company number 32154555 whose registered office is at Paasheuvelweg 22A, 1105 BJ, Amsterdam, the Netherlands.

(4)HI-TEC SPORTS FRANCE SAS incorporated and registered in France with company number 818 913 444 whose registered office is at Place de la Mairie, 74310, Les Houches, France.

Schedule 4
Stock Valuation

Part  1

1.The Sellers and the Buyer shall procure that a joint physical stock-take of the Stock as at the Effective Time is carried out as soon as reasonably possible after the Effective Time, and in any event no later than 14 days following the Completion Date,  in each case by the Sellers and the Buyer and their respective employees and agents (and such other persons as the Sellers may nominate).

2.The Stock Amount shall be calculated as follows:

(a)100% of the Current Inventory Cost determined under paragraph 1(a) above less the fixed sum of GBP 286,000 in respect of non-sellable Current Inventory; plus

(b)20% of the Aged Inventory Cost determined under paragraph 1(a) above.

3.The Buyer shall use all reasonable endeavours to procure that as soon as possible and in any event within 28 days of the Completion Date, there is delivered to the Sellers a written schedule of the Buyer’s calculation of the Stock as at the Effective Time, in the format set out in Part 2 of this Schedule 4 (“Stock Schedule”).

4.The Sellers shall notify the Buyer within 14 days of receipt of the Stock Schedule (the “Review Period”) whether or not they accept the Stock Schedule. During the Review Period, the Buyer shall permit the Sellers and any other persons the Sellers may nominate to: (i) perform (at the Sellers’ own cost) physical inspections of the Stock at all reasonable times at the sites where the Stock are located; and (ii) review (at the Sellers’ own cost) the financial accounts, statements and ledgers of the Company which contain information in relation to Stock, and shall provide all information that the Sellers may reasonably require to enable them to perform a reasonable analysis of the Stock Schedule.

5.If the Sellers notify the Buyer within the Review Period that they do not accept the Stock Schedule:

(a)they shall, at the same time, set out in a notice in writing (“Objection Notice”)  their reasons in reasonable detail for such non-acceptance and specify the adjustments which, in their opinion, should be made to the Stock Schedule in order to comply with the requirements of this Schedule and deliver such notice to the Buyer; and

(b)the parties shall use all reasonable endeavours to meet and discuss the objections raised in the Objection Notice and to reach agreement upon the adjustments (if any) required to be made to the Stock Schedule.

6.If:

(a)the Sellers are satisfied with the Stock Schedule (either as originally submitted or after adjustments agreed between the Sellers and the Buyer in accordance with paragraph 4 above);

(b)the Sellers fail to issue an Objection Notice by the end of the Review Period;

(c)the parties otherwise reach (or are deemed to reach pursuant to this paragraph 5 above) agreement on the Stock Schedule; or

(d)the Stock Schedule is finally determined at any stage in accordance with the procedures in this Schedule 4,

then the Stock Schedule (incorporating any agreed adjustments) shall, in the absence of manifest error, be deemed agreed and shall constitute the value of the stock amount (the “Stock Amount”) for the purpose of the Final Consideration and be binding upon the parties.

7.If within 14 days of receipt of an Objection Notice the Sellers and the Buyer fail to agree on the Stock Schedule, this dispute shall be referred for final decision to the “Expert” and determined by the Expert on terms mutatis mutandis with the procedure in clause 8.4.

Part 2 (PRO-FORMA TOTAL STOCK SUMMARY)

Country: UK, BENELUX & FRANCE - HI TEC (only)
BRAND	PRODUCT	TOTAL VALUE (GBP £)	0~3 Months	4~6 Months	7~9 Months	10~12 Months+
		000s	VALUE	VALUE	VALUE	VALUE
HI-TEC	FOOTWEAR

MAGNUM	FOOTWEAR

HI-TEC	APPAREL

HI-TEC	ACCESSORIES

MAGNUM	APPAREL

MAGNUM	ACCESSORIES

	GRAND TOTAL

Offer Price:
Less than 6 months
Over 6 months
Unsellable @ 50% agreed			In respect of all unsellable Apparel, POS, Samples, Accessories, etc. - as agreed at 50%

	Net Offer Price Total GBP

	Net Offer Price Total USD		Total offer from Batra Ltd to purchase stock from CGB

	Check	0

Schedule 6 Completion and Post-Completion

1.Completion

The Sellers shall deliver, or procure delivery, to the Buyer or make available to the Buyer:

(a)physical possession of all the Assets capable of passing by delivery, with the intent that title in such Assets shall pass to the Buyer by and on such delivery;

(b)duly executed agreements in forms to be agreed between the parties acting reasonably for the assignment or novation of the benefit of the Contracts to the Buyer, to the extent that these have been obtained from the counterparties to such Contracts prior to the Effective Time;

(c)all such Third-Party Consents to vest in the Buyer the full benefit of the Assets, provided that in the case of the Contracts, this shall only be to the extent such Third-Party Consents have been obtained prior to the Effective Time;

(d)a  duly executed copy of the Transitional Services Agreement by Hi-Tec Sports PLC;

(e)a duly executed copy of the Global Apparel Agreement by Hi-Tec Sports International Holdings BV;

(f)a copy of the Records,  insofar as it is in the possession of the Sellers;

(g)originals or copies of the Contracts;

(h)a duly executed copy of an English law deed of release and reassignment between Hi-Tec Sports UK Limited, Hi-Tec Sports International Holdings B.V. and Hi-Tec Nederland B.V. and Deutsche Bank AG on or before Completion in relation to the release of Encumbrances over the Assets;

(i)a duly executed copy of a Dutch law deed of release and reassignment between Hi-Tec Nederland BV and Deutsche Bank AG on or before Completion in relation to the release of Encumbrances over the Assets;

(j)in the event that the Assets of Hi-Tec Sports France SAS are not free from all Encumbrances, a French law deed of release and reassignment between Hi-Tec Sports France SAS and any chargee in relation to the release of Encumbrances over the Assets; and

(k)a certified copy of the resolution, in the agreed form, adopted by the board of directors of the Sellers authoring the Transaction.

2. Actions and obligations after completion

2.1As soon as practicable after Completion, the Sellers and the Buyer shall each issue a statement in the agreed form to the Customers of, and suppliers to, the Business informing them of the transfer of the Business to the Buyer.

2.2All correspondence, information, orders, enquiries and other documentation, items and all money relating to or connected with the Business or the Assets received by the Sellers, or by any member of the Sellers’ Group, on or after the Effective Time shall be immediately passed or paid (as the case may be) to the Buyer or as it may direct (or in accordance with clause 8, if applicable).

2.3All correspondence, information, orders, enquiries and other documentation, items and all money relating to or connected with: (i) any business of the Sellers other than the Business; or (ii) the Excluded Assets received by the Buyer, or by any member of the Buyer Group, on or after the Effective Time shall be immediately passed or paid (as the case may be) to the Sellers or as they may direct (or in accordance with clause 8, if applicable).

2.4The Sellers shall promptly notify the Buyer of any claims, demands, actions, complaints and proceedings against the Sellers brought by any third party in respect of any goods manufactured or services supplied by the Sellers or in respect of the Assets or the Business which are Assumed Liabilities.

2.5 The Buyer shall promptly notify the Sellers of any claims, demands, actions, complaints and proceedings against the Buyer brought by any third party in respect of any Excluded Liabilities.

Schedule 9

Warranties

Part 1

1.Capacity of the Sellers

The Sellers have all requisite power and authority, and have taken all necessary corporate action, to enable them to enter into and perform this agreement and all agreements and documents entered into, or to be entered into, pursuant to the terms of this agreement.

2.Title to the assets

Each Asset is legally and beneficially owned by the Sellers. There are no Encumbrances over any of the Assets, and the Sellers have not agreed to create any Encumbrances over the Assets or any part of them.

3.Insolvency of the Sellers

3.1The Sellers are solvent and able to pay their debts as they fall due.

3.2No order has been made or petition presented, meeting convened or resolution passed for the winding up of the Sellers, nor has any receiver been appointed or any distress, execution or other process been levied in respect of the Business or the Assets or any of them.

Part 2

4.Records

The Records which are referred to in the Disclosure Letter:

(a)are in the possession of the Seller;

(b)constitute an accurate record of all material matters that ought to appear in them; and

(c)do not contain any material inaccuracies or discrepancies.

5.Contracts

5.1The Contracts are valid and binding, and no act or omission has occurred which would (if necessary with the giving of notice or lapse of time) constitute a material breach of any Contract.

5.2None of the Contracts:

(a)is likely to result in a loss to the Sellers on completion of performance (or would be, but for the Transaction); or

(b)cannot readily be fulfilled or performed by the Sellers on time without undue or unusual expenditure of money or effort; or

(c)involves or is likely to involve an aggregate expenditure in excess of £50,000; or

(d)is the subject of any claim, dispute or proceeding, whether actual, pending or threatened in writing.

6.Employees

6.1No person is employed or engaged in the Business (whether temporary or permanent and whether under a contract of service or contract for services) other than the Employees and the Employees are all employed by the Sellers and work wholly or mainly in the Business.

6.2The Sellers have Disclosed:

(a)all material obligations of the Sellers towards the employees as regards remuneration payable, and other benefits provided or which the Sellers are bound to provide (whether now or in the future), and the length of notice required to terminate each such Employee to the extent these exceed the statutory notice requirements under applicable law; and

(b)details of any Employee who has given or received written notice to terminate his or her employment or written notice that such Employee intends or is likely to terminate his or her employment as a result of this agreement.

6.3In respect of each of the Employees, the Sellers have:

(a)performed all material obligations required to be performed by them (and have settled all outstanding claims, actions, awards, fines, demands and liabilities), whether arising under contract, statute, at common law or in equity or under any treaties including the Treaty on the Functioning of the European Union or laws of the European Union or otherwise;

(b)abided by all material terms of any agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not) which directly affects the Employees;

(c)complied with, or will comply with, their obligations under regulation 13 of TUPE;

(d)maintained adequate, suitable and up to date records relating to the Employees; and

(e)paid or will have paid to HMRC and any other appropriate authority all taxes, national insurance contributions and other levies due in respect of the Employees on account of their employment by the Sellers up to the Effective Time.

6.4None of the Sellers have offered, promised or agreed to any future variation in any contract of employment of any one of the Employees or any other person employed by the Sellers in respect of whom liability is deemed by TUPE to pass to the Buyer.

6.5The Sellers are not engaged in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Employees and so far as the Sellers are aware, no such grounds for any such dispute, claim or legal proceedings have been notified in writing to any of the Sellers. Details of all disputes, claims and legal proceedings with any of the Employees in which the Sellers have been engaged during the 12 months prior to this agreement have been Disclosed.

6.6There are no agents or distributors of the Sellers engaged in any work related to the Business.

6.7In the period of three years preceding the date of this agreement, the Sellers have not (nor has any predecessor or owner of any part of the Business) been a party to any relevant transfer for the purposes of TUPE or TUPE 1981 affecting any of the Employees (other than in respect of transfers within the Hi-Tec Group).

7.Statutory Restrictions

7.1The Sellers have not committed or omitted to do any act or thing in relation to the Assets which could give rise to any fine or penalty.

7.2The Sellers have not, in relation to the Assets, received written notice of any breach by them of competition, anti-trust, anti-restrictive trade practice or consumer protection law, rule or regulation anywhere in the world or of any investigation, enquiry, report or order by or by reference to any regulatory authority under any such law, rule or regulation, and which breach remains unresolved.

8.Litigation

8.1Neither the Sellers, nor any persons for whose acts or omissions they may be vicariously liable, are engaged in, subject to or threatened by any:

(a)litigation, administrative, mediation or arbitration proceedings (except for debt collection in the ordinary and usual course of business, details of which have been Disclosed) in relation to the Assets or any of them; or

(b)are the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

8.2Details of all material litigation, administrative, mediation or arbitration proceedings relating to the Assets that have occurred during the 12 months preceding the date of this agreement have been Disclosed.

9.Compliance

9.1All legislation and regulations relating to the Assets (including VAT) have been duly complied within all material respects.

9.2All necessary licences, consents, permits, agreements, arrangements and authorities (public and private) have been obtained by the Sellers so far as necessary for the Assets, and all such licences, consents, permits, agreements, arrangements and authorities are valid and subsisting. The Sellers know of no reason why any of them should be suspended, cancelled or revoked or the benefit of them should not continue to be enjoyed by the Buyer.

10.Pensions

10.1Except as required by applicable law, the Sellers have no obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of the Employees, and no written commitment has been made to any Employee about the introduction, continuance, increase or improvement of, or payment of a contribution towards any other pension, lump sum, death, ill-health, disability or accident benefit.

10.2Prior to 1 October 2012, the Sellers facilitated access to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

10.3The Sellers have not discriminated against, or in relation to, any Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump sum, death, ill-health, disability or accident benefits.

10.4No claims or complaints have been notified in writing in respect of the provision of (or failure to provide) pension, lump sum, death, ill-health, disability or accident benefits in relation to any of the Employees.

10.5Each of the Sellers has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation in respect of each of the Employees.

11.Property

The particulars of the Leasehold Properties set out in Part 1 of Schedule 8 are true, complete and accurate.

12.Stamp duty and SDLT

All documents (other than those which have ceased to have any legal effect) to which any of the Sellers is a party and which relate to the Assets, in the enforcement of which the Buyer may be interested, have been duly stamped.

13.VAT

13.1Neither any of the Sellers nor any relevant associate (as defined in paragraph 3 of Schedule 10 to VATA 1994) have opted to tax (or elected to waive exemption), or will before Completion opt to tax, any of the Properties.

13.2None of the Properties is a building or engineering work falling within item 1(a) of Group 1 Schedule 9 to VATA 1994.

13.3Each Seller is a registered and taxable person for the purposes of the VATA 1994.

Part 3

14.The Additional Warrantor is the insured in respect of and has the benefit of the W&I Insurance Policy.

Part 4

15.Capacity of the Buyer

The Buyer has all requisite power and authority, and has taken all necessary corporate action, to enable it to enter into and perform this agreement and all agreements and documents entered into, or to be entered into, pursuant to the terms of this agreement.

16.Insolvency of the Buyer

16.1The Buyer is solvent and able to pay its debts as they fall due.

16.2No order has been made or petition presented, meeting convened or resolution passed for the winding up of the Buyer.

Signed by each of the Sellers:

Signed by /s/ Martin Binnendijk for and on behalf of Hi-TEC SPORTS UK LIMITED	Martin Binnendijk Director
Signed by /s/ Martin Binnendijk for and on behalf of HI-TEC SPORTS PLC	Martin Binnendijk Director
Signed by /s/ Martin Binnendijk for and on behalf of HI-TEC NEDERLAND B.V.	Martin Binnendijk Director
Signed by /s/ Martin Binnendijk for and on behalf of HI-TEC SPORTS FRANCE SAS	Martin Binnendijk. Director

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Signed by the Additional Warrantor:

Signed by /s/ N.A. Bollen and N. Meijer /s/ Henry Stupp for and on behalf of IRENE ACQUISITION COMPANY B.V.	N.A. Bollen and N. Meijer Director Henry Stupp Director

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Signed by the Buyer

Signed by P. Rudran for and on behalf of BATRA LIMITED	/s/ P. Rudran Director